UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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NextEra Energy, Inc.

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Material on May 7, 2021

Supplemental Disclosure by NextEra Energy, Inc. (the “Company” or “NextEra Energy”) Regarding Director Kirk Hachigian

NextEra Energy is filing this supplemental disclosure to page 45 of its definitive proxy statement filed with the Securities and Exchange Commission on March 31, 2021. As demonstrated below, the Company believes that shareholders should vote “For” the election of Mr. Hachigian as a Director at NextEra Energy’s 2021 Annual Meeting of Shareholders to be held on May 20, 2021.

In 2020, a law firm in which the brother of Mr. Kirk S. Hachigian is a partner received from a subsidiary of the Company a payment of $577,000 for legal services rendered in connection with an acquisition completed by the Company’s subsidiary, for services rendered by the law firm to the acquisition target prior to the closing of the acquisition. NextEra Energy believes that the payment represented less than 1% of the law firm’s total revenues for 2020.

The seller engaged the law firm prior to any agreement being reached between the seller and the Company’s subsidiary regarding the acquisition, and without any input from the Company or any of its affiliates, including Mr. Hachigian. The payment was made by the Company’s subsidiary as part of a customary agreement for an acquiring company to pay certain transaction expenses of the seller. Mr. Hachigian’s brother did not work on the transaction and all of the services were rendered to the seller prior to the time of the acquisition.

Neither the brother nor the law firm has worked on any matter for NextEra Energy or any of its subsidiaries since the acquisition.

NextEra Energy strongly believes that any vote recommendation against the election of Mr. Hachigian is not appropriate in light of the facts set forth above. We urge shareholders to follow the unanimous recommendation of the Board and vote to approve Mr. Hachigian’s election as a Director.